Exhibit 2b


                              AMENDMENT TO BY-LAWS
                                       OF
                       LEGG MASON TAX EXEMPT TRUST, INC.
                            (effective May 10, 1991)


         Section 10.  Indemnification  of  Officers,  Directors,  Employees  and
Agents:

         (a) The Corporation shall indemnify its present and past directors, officers, employees and agents, and any persons who are serving or have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or enterprise ("Covered Persons"), to the full extent provided and allowed by Section 2-418 of the
Annotated Corporations and Associations Code of Maryland concerning corporations, as amended from time to time or any other applicable provisions of laws. Notwithstanding anything herein to the contrary, no director, officer, investment adviser or principal underwriter of the Corporation shall be indemnified in violation of Sections 17(h) or (i) of the 1940 Act. The directors of the Corporation may provide such liability insurance to the persons named herein as is authorized by the Corporation's Articles of Incorporation.

         (b) Expenses in connection with the preparation and presentation of a defense to any claim, action, suit or proceeding may be paid by the Corporation from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be paid over by him to the Corporation if it is ultimately determined that he is not entitled to indemnification under this Section 10; provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking, (b) the Corporation is insured against losses arising out of any such advance payments or (c) either a majority of the directors who are neither Interested Persons of the Corporation, as defined in the 1940 Act, nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that such Covered Person will be found entitled to indemnification under this Section 10.

         (c) For purposes of subsection (b) above, the words "claim," "action," "suit," or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal, or other, including appeals), actual or threatened while in office or thereafter.